Exhibit 5.1

February 4, 2016

Zoom Telephonics, Inc.
207 South Street
Boston, Massachusetts 02111

Re:  Registration Statement on Form S-1

Dear Ladies and Gentlemen:

We have acted as counsel to Zoom Telephonics, Inc., a Delaware corporation  (the “Company”), in connection with the filing of a Registration Statement on Form S-1 (File No. 333-208738) (as amended, the “Registration Statement”), with respect to the registration under the Securities Act of 1933, as amended, of an aggregate of 4,909,999 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) for resale (the “Shares”), which Shares were issued to investors in a private placement completed on September 25, 2015 (the “Private Placement”).  The Shares also include preferred stock purchase rights (the “Share Purchase Rights”) under the Company’s Section 382 Rights Agreement dated November 18, 2015, between the Company and Computershare Trust Company, as Rights Agent (the “Shareholder Rights Agreement”) issued in accordance with the terms of the Shareholder Rights Agreement.

In our capacity as counsel, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Common Stock and the authorization of the Shares. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such other records, documents and instruments of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. We have assumed the genuineness of all signatures, the legal capacity of each signatory and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies.

We have relied as to factual matters on the representations and warranties contained in the agreements executed in connection with the Private Placement and on statements and certificates of officers and representative of the Company. We have assumed the completeness and accuracy of all factual matters described in such representations, warranties, statements and certificates, and we have not made any independent review or investigation of factual matters in connection with the preparation of this opinion.

Based upon the foregoing, it is our opinion that:

1.	The Company has taken all necessary corporate action required to authorize the issuance and sale of the Shares, and the Shares have been validly issued and are fully paid and non-assessable; and

2.
The Share Purchase Rights have been validly issued and are fully paid and non-assessable, and constitute a valid and binding obligation of the Company under the law of Delaware enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

In rendering our opinion regarding the Share Purchase Rights, we have assumed that the Board of Directors of the Company has acted and will act in accordance with its fiduciary duties with respect to the administration of the Shareholder Rights Agreement and the issuance of the Share Purchase Rights thereunder. In connection with the foregoing, our opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Share Purchase Rights at some future time. Further, our opinion addresses the Shareholder Rights Agreement and the Share Purchase Rights in their entirety and not any particular provision of them, and it is not settled whether the invalidity of any particular provision would invalidate the Share Purchase Rights in their entirety.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Registration Statement.

The opinions expressed herein relate only to matters of the internal law of the State of Delaware, without reference to conflict of laws, and to matters of federal law, and we do not purport to express any opinion on the laws of any other jurisdiction.

Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above. Without limiting the generality of the foregoing, we express no opinion as to compliance with the securities or “blue sky” laws of any state or country in which the Shares have been offered or sold.

The opinions set forth above are given as of the date hereof and we assume no obligation to advise you of any changes in facts or law relevant to our opinions that may come to our attention subsequent to the delivery of this opinion letter.

Very truly yours,

Morse, Barnes-Brown & Pendleton, P.C.

By:	/s/Carl F. Barnes
Carl F. Barnes